EXHIBIT 99.1

Rocket Companies Announces Executive Leadership Changes

•	Julie Booth to move from role as Chief Financial Officer and Treasurer to Strategic Advisor
•	Angelo Vitale to transition from General Counsel and Secretary to “Of Counsel” role

DETROIT – October 3, 2022 – Rocket Companies (NYSE: RKT) today announced the retirements of Julie Booth, Chief Financial Officer (CFO) and Treasurer effective November 15, 2022, and Angelo Vitale, General Counsel and Secretary effective October 3, 2022. Both Booth and Vitale will remain with the company in strategic advisory roles.

Booth joined Rocket Mortgage 19 years ago and has served as the organization’s CFO since 2005. She plans to stay in her current role until November 15, 2022, after which she will transition to an advisory role within the company. The board has appointed Brian Brown, Rocket Companies’ current Chief Accounting Officer, as the incoming CFO and Treasurer.

“During her time as CFO, Julie has been a tremendous leader in our organization, helping guide our company through significant growth and expansion, culminating with our IPO in 2020,” said Jay Farner, Rocket Companies Vice Chairman and CEO. “Even more impressive is the tremendous team Julie has built and the deep care she has shown for everyone in our company, including Brian, who has already proven himself to be an incredible financial mind who will help lead us well into the future.”

Brown, who joined Rocket in 2014, currently leads the company’s Accounting, Finance, Treasury and Procurement teams. He has also been a crucial member of Rocket Companies’ investor relations efforts since the IPO in August 2020, regularly meeting with investors and helping to set strategy for the company. Prior to joining Rocket, Brown served eight years with EY where he consulted with publicly traded financial services companies.

Vitale – who has been with Rocket Mortgage and Rocket Companies for more than 25 years – will transition from his current role to an ‘Of Counsel’ position, effective immediately. Prior to being named General Counsel for Rocket Companies, Vitale was CEO of Rocket Central and has also served as Rocket Mortgage’s Executive Vice President, General Counsel and Corporate Secretary.

“Angelo has been an absolute pillar of this company for as long as I can remember. His wise counsel and passion for our business is legendary,” said Farner. “Whether it was sharing his expertise or stepping up to take on a new role, he has always been willing to do whatever it takes to make the business successful.”

Assuming the role of General Counsel and Secretary is Tina V. John, the company’s previous Deputy General Counsel and Assistant Secretary. John joined Rocket Companies in 2020 following its IPO and has worked closely with the Board of Directors since starting with the company.

She began her 15-year legal career specializing in capital markets and public company guidance at Shearman & Sterling LLP, a multinational law firm headquartered in New York City, and most recently led the corporate governance and securities practice at an Ohio-based American lifestyle retailer.

“Tina has quickly proven herself to be a great legal expert and the obvious choice to fill Angelo’s big shoes. Since joining the company, she has worked very closely with its leaders. It’s clear that her skill, strong knowledge and ability to build a team will make her a significant asset to our business,” Farner added.

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About Rocket Companies

Founded in 1985, Rocket Companies is a Detroit-based FinTech platform company consisting of personal finance and consumer technology brands including Rocket Mortgage, Rocket Homes, Amrock, Rocket Auto, Rocket Loans, Rocket Money (formerly known as Truebill), Rocket Solar, Rocket Mortgage Canada (formerly known as Edison Financial), Lendesk, Core Digital Media, Rocket Central and Rock Connections.

Rocket Companies' mission is to be the best at creating certainty in life's most complex moments so that its clients can live their dreams. The Company helps clients achieve the dream of home ownership and financial freedom through industry-leading client experiences powered by its simple, fast and trusted digital solutions. Rocket Companies ranked #7 on Fortune's list of the "100 Best Companies to Work For" in 2022 and has placed in the top third of the list for 19 consecutive years. For more information, please visit www.rocketcompanies.com.

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